Exhibit 4.5

SUBSIDIARY GUARANTEE AGREEMENT

This SUBSIDIARY GUARANTEE AGREEMENT, dated as of January 22, 2019 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by Spectra Energy Partners, LP, a Delaware limited partnership (“SEP”), and Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”) (collectively, the “Guarantors” and individually, a “Guarantor”), for the benefit of each Guaranteed Party (as defined below).

W I T N E S S E T H:

WHEREAS, Enbridge Inc., a Canadian corporation (“ENB”), has previously issued the series of notes set forth on Schedule I hereto (the “Guaranteed Obligations”);

WHEREAS, each Guarantor is an indirect subsidiary of ENB;

WHEREAS, contemporaneously herewith, ENB is guaranteeing the senior notes of SEP set forth on Schedule II-A (the “SEP Guaranteed Notes”) and the senior notes of EEP set forth on Schedule II-B (the “EEP Guaranteed Notes”);

WHEREAS, each Guarantor desires to provide the guarantee set forth herein with respect to the Guaranteed Obligations; and

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the guarantees hereby.

NOW, THEREFORE, in consideration of the premises, the Guarantors hereby agree with each other for the benefit of the Guaranteed Parties as follows:

1.                                      Defined Terms.

(a)                                 As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning provided in the preamble hereto.

“CAN Dollar Indenture” means the Trust Indenture, dated as of October 20, 1997, between IPL Energy Inc., as Issuer, and Computershare Trust Company of Canada, as Trustee, as amended and supplemented by the Supplemental Trust Indenture, dated as of November 28, 2001, the Second Supplemental Indenture, dated as of December 21, 2011, the Third Supplemental

Indenture, dated as of September 26, 2017, relating to the 5.375% 2077 Notes and the Fourth Supplemental Indenture, dated as of April 12, 2018, relating to the 6.625% 2078 Notes.

“EEP Guaranteed Notes” has the meaning provided in the recitals hereto.

“ENB” has the meaning provided in the recitals hereto.

“Funding Guarantor” has the meaning set forth in Section 4.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” has the meaning set forth in Section 2(b).

“Guaranteed Obligations” has the meaning provided in the recitals hereto.

“Guaranteed Party” means, with respect to a series of Guaranteed Obligations, the Holders of such Guaranteed Obligations.

“Guarantor” has the meaning provided in the preamble hereto.

“Holder” means, with respect to a Guaranteed Obligation issued under the US Dollar Indenture, the Holder of such Guaranteed Obligation as defined in the US Dollar Indenture and, with respect to a Guaranteed Obligation issued under the CAN Dollar Indenture, the debenture holders or holders of such Guaranteed Obligation as defined in the CAN Dollar Indenture.

“Indentures” means, as the context requires, the CAN Dollar Indenture or the US Dollar Indenture and, when used in the plural means both such indentures.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“SEP Guaranteed Notes” has the meaning provided in the recitals hereto.

“Stated Maturity” means, with respect to any security or any installment of principal thereof or interest thereon, the date specified in such security as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable.

“Trustee” means, with respect to the US Dollar Indenture, Deutsche Bank Trust Company Americas or any successor trustee and, with respect to the CAN Dollar Indenture, Computershare Trust Company of Canada or any successor trustee.

“US Dollar Indenture” means the Indenture, dated as of February 25, 2005, between Enbridge Inc., as Issuer, and Deutsche Bank Trust Company Americas, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012, the Second

Supplemental Indenture, dated as of December 19, 2016, relating to the 6.000% 2077 Notes, the Third Supplemental Indenture, dated as of July 14, 2017, relating to the 5.500% 2077 Notes, the Fourth Supplemental Indenture, dated as of March 1, 2018, relating to the 6.250% 2078 Notes and the Fifth Supplemental Indenture, dated as of April 12, 2018, relating to the 6.375% 2078 Notes.

2.                                      Guarantee.

(a)                                 For value received, each of the Guarantors hereby fully, unconditionally, irrevocably, absolutely and jointly and severally guarantees to each Guaranteed Party the due and punctual payment of the principal of, and premium, if any, and interest on the Guaranteed Obligations and all other amounts due and payable under the Indentures and the Guaranteed Obligations by ENB, when and as such principal, premium, if any, interest and other amounts shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Guaranteed Obligations and the Indentures, subject to the limitations set forth in Section 3 of this Agreement.

(b)                                 Failing payment when due of any amount guaranteed pursuant to the guarantee provided for in this Section 2 (the “Guarantee”), for whatever reason, each of the Guarantors will be jointly and severally obligated to pay the same immediately. The Guarantee is intended to be a general, unsecured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the Guarantee. Each of the Guarantors hereby agrees that its Guarantee shall be full, unconditional, absolute and joint and several, irrespective of the validity, regularity or enforceability of the Guaranteed Obligations, the Guarantee (including the Guarantee of the other Guarantor) or the Indentures, the absence of any action to enforce the same, any waiver or consent by the Trustee or any Guaranteed Party with respect to any provisions hereof or thereof, the recovery of any judgment against ENB or the other Guarantor, or any action to enforce the same or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of either of the Guarantors. Each of the Guarantors hereby agrees that in the event of a default in payment of the principal of, or premium, if any, or interest on the Guaranteed Obligations, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, legal proceedings may be instituted by a Guaranteed Party, on the terms and conditions set forth in the Indentures, directly against such Guarantor to enforce the Guarantee without first proceeding against ENB or the other Guarantor.

(c)                                  The obligations of each of the Guarantors under the Guarantee shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of ENB or of the other Guarantor contained in the Guaranteed Obligations or the Indentures, (ii) any impairment, modification, release or limitation of the liability of ENB, the other Guarantor or any of their estates in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any legal requirement or from the decision of any court, (iii) the assertion or exercise by ENB, the other Guarantor or a Guaranteed Party of any rights or remedies under the Guaranteed Obligations or the Indentures or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as security for the Guaranteed Obligations, including all or any part of the rights of ENB or the other Guarantor under the Indentures, (v) the extension of the time for payment by ENB or the other Guarantor of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of the Guaranteed Obligations or the Indentures or of the time for performance by ENB or the other Guarantor of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of ENB or the other Guarantor set forth in this Agreement, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, ENB or the other Guarantor or any of their respective assets, or the disaffirmance of the Guaranteed Obligations, the Indentures or this Agreement in any such proceeding, (viii) the release or discharge of ENB or the other Guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of such instruments by operation of law, (ix) the unenforceability of the Guaranteed Obligations, the Indentures or this Agreement or (x) any other circumstances (other than payment in full or discharge of all amounts guaranteed pursuant to the Guarantee) which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

(d)                                 Each of the Guarantors hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of the merger, insolvency or bankruptcy of ENB or the other Guarantor, and all demands whatsoever and (ii) covenants that, subject to Section 6, the Guarantee will not be discharged except by complete performance of the Guarantee. Each of the Guarantors further agrees that if at any time all or any part of any payment theretofore applied by any Person to the Guarantee is, or must be, rescinded or returned for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of ENB or either of the Guarantors, the Guarantee shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence notwithstanding such application, and the Guarantee shall continue to be effective or be reinstated, as the case may be, as though such application had not been made.

(e)                                  Each of the Guarantors shall be subrogated to all rights of each Guaranteed Party against ENB in respect of any amounts paid by such Guarantor pursuant to the provisions of this Agreement, provided, however, that such Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all of the Guaranteed Obligations and the Indentures shall have been paid in full or discharged.

3.                                      Limitation on Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Guaranteed Party hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to the Guarantee not constitute a fraudulent transfer or conveyance for purposes of any federal or state law. To effectuate the foregoing intention, each of the Guaranteed Parties and each of the Guarantors hereby irrevocably agrees that the obligations of each of the Guarantors under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and to any collections from or payments made by or on behalf of the other Guarantor in respect of the obligations of such other Guarantor under the Guarantee, result in the obligations of each such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

4.                                      Right of Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors hereby agree, inter se, that, subject to Section 3, in the event any payment or distribution is made by either Guarantor (a “Funding Guarantor”) under the Guarantee, such Funding Guarantor shall be entitled to contribution from the other Guarantor for 50% of all payments, damages and expenses incurred by the Funding Guarantor in discharging ENB’s obligations with respect to the Guaranteed Obligations.

5.                                      No Right of Set-off. No Guaranteed Party shall have, as a result of this Agreement, any right of set-off against any amount owing by such Guaranteed Party to or for the credit or the account of a Guarantor.

6.                                      Release; Termination.

(a)                                 Notwithstanding any other provisions of this Agreement to the contrary, the Guarantee of either Guarantor shall be unconditionally released and discharged automatically upon:

(i)                                     any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any Person that is not an Affiliate of ENB, of any of ENB’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of ENB;

(ii)                                  the merger of such Guarantor into ENB or the other Guarantor or the liquidation and dissolution of such Guarantor;

(iii)                               with respect to any series of Guaranteed Obligations, the repayment in full or discharge or defeasance of such Guaranteed Obligations (each as contemplated by the applicable Indenture);

(iv)                              with respect to EEP, the repayment in full or discharge or defeasance of the EEP Guaranteed Notes;

(v)                                 with respect to SEP, the repayment in full or discharge or defeasance of the SEP Guaranteed Notes; or

(vi)                              with respect to any series of Guaranteed Obligations, the consent of the Holders of at least a majority of the outstanding principal amount of such series of Guaranteed Obligations.

(b)                                 This Agreement shall terminate automatically at such time as each Guaranteed Obligation shall have been paid in full or is deemed to have been paid in full pursuant to the applicable Indenture, whether by payment, discharge, defeasance or otherwise.

7.                                      Remedies. The Trustee of a Guaranteed Obligation shall have the sole and exclusive right to institute actions and proceedings against a Guarantor related to this Agreement, and no Holder of any Guaranteed Obligation shall have any right to institute any action or proceeding for payment or performance pursuant to this Agreement, or for the execution of any trust or power hereunder, of for the appointment of a liquidation, receiver or receiver or manager, or to have a Guarantor wound up, or any other remedy hereunder; provided, however, that the Holder of a Guaranteed Obligation shall have the right to receive payment of the principal of, and premium, if any, and interest on such Guaranteed Obligation at the respective Stated Maturities thereof and to institute suit against a Guarantor for the enforcement of any such payment.

8.                                      Notices. All notices, requests, demands and other communications to any Guarantor pursuant hereto shall be in writing and mailed, emailed or delivered to such Guarantor in care of ENB, 200, 425 — 1st Street S.W., Calgary, Alberta, T2P 3L8, Attention: Vice President and Corporate Secretary, Email: corporatesecretary@enbridge.com.

9.                                      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.                               Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.                               Integration. This Agreement represents the agreement of each Guarantor with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Guaranteed Party relative to the subject matter hereof not expressly set forth or referred to herein.

12.                               Amendments; No Waiver; Cumulative Remedies.

(a)                                 None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantors and ENB.

(b)                                 The Guarantors may amend or supplement this Agreement by a written instrument executed by both Guarantors:

(i)                                     to cure any ambiguity, defect or inconsistency;

(ii)                                  to make any change that would provide any additional rights or benefits to the Guaranteed Parties or that would not adversely affect the legal rights hereunder of any Guaranteed Party in any material respect; or

(iii)                               to conform this Agreement to any change made to the Indentures.

Except as set forth in this clause (b) or otherwise provided herein, the Guarantors may not amend, supplement or otherwise modify this Agreement without the prior written consent of the Holders of at least a majority of the outstanding principal amount of each series of Guaranteed Obligations affected by such amendment voting as a single class.

(c)                                  No Guaranteed Party shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by a Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Guaranteed Party would otherwise have on any future occasion.

(d)                                 The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

13.                               Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14.                               Successors and Assigns. Subject to Section 6, this Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Guaranteed Parties and their respective successors and permitted assigns, except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement except pursuant to a transaction permitted by the Indentures.

15.                               GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, IN THE CASE OF THE GUARANTEED OBLIGATIONS ISSUED UNDER THE US DOLLAR INDENTURE, THE LAW OF THE STATE OF NEW YORK, AND, IN THE CASE OF THE GUARANTEED OBLIGATIONS ISSUED UNDER THE CAN DOLLAR INDENTURE, THE LAW OF THE PROVINCE OF ALBERTA, CANADA.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

SPECTRA ENERGY PARTNERS, LP

By: Spectra Energy Partners (DE) GP, LP, its General Partner

By: Spectra Energy Partners GP, LLC, its General Partner

By:	/s/ William T. Yardley
Name: William T. Yardley
Title: President

ENBRIDGE ENERGY PARTNERS, L.P.

By: Enbridge Energy Company, Inc., its General Partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki
Title: President

Signature Page to Subsidiary Guarantee Agreement

SCHEDULE I

Guaranteed Obligations

Issuer	Indenture	Indebtedness	Maturity
Enbridge Inc.	US Dollar Indenture	Senior Floating Rate Notes	2020
Enbridge Inc.	US Dollar Indenture	Senior Floating Rate Notes	2020
Enbridge Inc.	US Dollar Indenture	2.900% Senior Notes	2022
Enbridge Inc.	US Dollar Indenture	4.000% Senior Notes	2023
Enbridge Inc.	US Dollar Indenture	3.500% Senior Notes	2024
Enbridge Inc.	US Dollar Indenture	4.250% Senior Notes	2026
Enbridge Inc.	US Dollar Indenture	3.700% Senior Notes	2027
Enbridge Inc.	US Dollar Indenture	4.500% Senior Notes	2044
Enbridge Inc.	US Dollar Indenture	5.500% Senior Notes	2046
Enbridge Inc.	CAN Dollar Indenture	4.100% Senior Notes	2019
Enbridge Inc.	CAN Dollar Indenture	Senior Floating Rate Notes	2019
Enbridge Inc.	CAN Dollar Indenture	4.770% Senior Notes	2019
Enbridge Inc.	CAN Dollar Indenture	4.530% Senior Notes	2020
Enbridge Inc.	CAN Dollar Indenture	4.850% Senior Notes	2020
Enbridge Inc.	CAN Dollar Indenture	4.260% Senior Notes	2021
Enbridge Inc.	CAN Dollar Indenture	3.160% Senior Notes	2021
Enbridge Inc.	CAN Dollar Indenture	4.850% Senior Notes	2022
Enbridge Inc.	CAN Dollar Indenture	3.190% Senior Notes	2022
Enbridge Inc.	CAN Dollar Indenture	3.940% Senior Notes	2023
Enbridge Inc.	CAN Dollar Indenture	3.940% Senior Notes	2023
Enbridge Inc.	CAN Dollar Indenture	3.950% Senior Notes	2024
Enbridge Inc.	CAN Dollar Indenture	3.200% Senior Notes	2027
Enbridge Inc.	CAN Dollar Indenture	6.100% Senior Notes	2028
Enbridge Inc.	CAN Dollar Indenture	7.220% Senior Notes	2030
Enbridge Inc.	CAN Dollar Indenture	7.200% Senior Notes	2032
Enbridge Inc.	CAN Dollar Indenture	5.570% Senior Notes	2035
Enbridge Inc.	CAN Dollar Indenture	5.750% Senior Notes	2039
Enbridge Inc.	CAN Dollar Indenture	5.120% Senior Notes	2040
Enbridge Inc.	CAN Dollar Indenture	4.240% Senior Notes	2042
Enbridge Inc.	CAN Dollar Indenture	4.570% Senior Notes	2044
Enbridge Inc.	CAN Dollar Indenture	4.870% Senior Notes	2044
Enbridge Inc.	CAN Dollar Indenture	4.560% Senior Notes	2064

SCHEDULE II-A

SEP Guaranteed Notes

Issuer	Indebtedness	Maturity
Spectra Energy Partners, LP	Senior Floating Rate Notes	2020
Spectra Energy Partners, LP	4.600% Senior Notes	2021
Spectra Energy Partners, LP	4.750% Senior Notes	2024
Spectra Energy Partners, LP	3.500% Senior Notes	2025
Spectra Energy Partners, LP	3.375% Senior Notes	2026
Spectra Energy Partners, LP	5.950% Senior Notes	2043
Spectra Energy Partners, LP	4.500% Senior Notes	2045

SCHEDULE II-B

EEP Guaranteed Notes

Issuer	Indebtedness	Maturity
Enbridge Energy Partners, LP	9.875% Notes	2019
Enbridge Energy Partners, LP	4.375% Notes	2020
Enbridge Energy Partners, LP	5.200% Notes	2020
Enbridge Energy Partners, LP	4.200% Notes	2021
Enbridge Energy Partners, LP	5.875% Notes	2025
Enbridge Energy Partners, LP	5.950% Notes	2033
Enbridge Energy Partners, LP	6.300% Notes	2034
Enbridge Energy Partners, LP	7.500% Notes	2038
Enbridge Energy Partners, LP	5.500% Notes	2040
Enbridge Energy Partners, LP	7.375% Notes	2045